For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL SECOND QUARTER RESULTS

Pompano Beach, FL, April 26, 2006 - Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced results for its fiscal second quarter and six months ended March 31, 2006.

For the three months ended March 31, 2006, net sales were $6.5 million compared to $11.2 million for the three months ended March 31, 2005.  The Company attributed the decline in revenue in the 2006 quarter primarily to lower sales of cell phone products, which reached historically high levels in the 2005 second quarter and for all of the 2005 fiscal year due primarily to the success of three "in-box" programs.  Forward's total sales of cell phone products were $2.6 million in the 2006 quarter, compared to $7.4 million in the 2005 quarter.  Sales of cases for blood glucose monitoring kits were essentially flat at $2.9 million in the 2006 quarter, versus $3.0 million in the 2005 quarter, while sales of other products remained steady at $0.9 million.  Gross profit was adversely affected in the 2006 quarter by the decline in sales and reduced margins on certain products included in the three major "in-box" programs referred to above.  As a result of the decline in gross profit, the Company reported a loss from operations of approximately $74,000 in the 2006 quarter, compared to income from operations of $2.8 million in the 2005 quarter.  However, as a result of higher interest income, the Company reported net income of approximately $64,000, or $0.01 per fully diluted share, in the 2006 quarter, compared to $2.0 million, and $0.27 per fully diluted share, in the 2005 quarter.

For the six months ended March 31, 2006, net sales were $15.1 million, compared to $20.2 million in the six-month period ended March 31, 2005; net income was $838,000 versus $3.4 million; and earnings per diluted share were $0.10, compared to $0.48.  The six-month results were impacted by the factors stated above.

Mr. Ball commented, "Three of our major "in-box" programs that drove our results to exceptional levels last year have matured.  As a result, in the second quarter demand for certain products included "in-box" for these programs substantially declined and will likely terminate by the end of Fiscal 2006.  In addition, we experienced pricing pressure and a shift in product mix to lower priced items with respect to certain of our products included "in-box" for these programs.  Consequently, our margins became very narrow, which is reflected in cost of goods sold being relatively higher in the quarter.  Contributions from new "in-box" programs from new and existing customers will partially offset these declines; however, we expect our levels of revenue, gross profit, and net income in Fiscal 2006 to be significantly lower than Fiscal 2005.  With regard to our gross profit percentage, we are improving our purchasing practices for our major OEM "in-box" programs by developing alternate lower cost sources of supply and are in the process of relocating our Hong Kong sourcing and inspection facility to Mainland China in an effort to reduce our overall cost structure."

Mr. Ball continued, "In recognition of our contributions to their businesses, we have recently entered into agreements with some of our largest OEM customers to deliver our products to various locations where they operate inventory hubs.  While these hub agreements create some challenges for us, including an investment in inventory, we believe these agreements also provide the opportunity to form deeper partnerships with our customers."

Mr. Ball further stated, "The results recorded in Fiscal 2005 were quite exceptional in terms of the Company's past results of operations and will remain well out of reach for Fiscal 2006.   Looking ahead, we remain focused on driving revenues and increasing operating efficiencies.  Our financial position has never been stronger, with nearly $20 million in cash, no long-term debt, and working capital of $24 million at March 31, 2006, and we look forward to reporting our progress to you."

The tables below set forth the Company's unaudited, condensed consolidated statements of income for the three and six-month periods ended March 31, 2006 and 2005, respectively, the unaudited, condensed consolidated balance sheet as of March 31, 2006, and the audited, consolidated balance sheet as of September 30, 2005, and are derived from the Company's unaudited, condensed consolidated financial statements included in its Form 10-QSB submitted today to the Securities and Exchange Commission which will bear a filing date of April 27, 2006.  A copy of that filing is available on our website at http://www.forwardindustries.com/corp-news.htm.

Please refer to the Form 10-QSB for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the three and six month periods ended March 31, 2006, as well as the Company's Form 10-KSB for the fiscal year ended September 30, 2005, for additional information.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Lauren Till
(954) 419-9544		(212) 836-9610
Ltill@equityny.com
www.theequitygroup.com

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales	$6,457,318	$11,238,283	$15,127,677	$20,154,173
Cost of goods sold	5,043,223	7,105,669	11,069,285	12,791,464
Gross profit	1,414,095	4,132,614	4,058,392	7,362,709

Operating expenses:
Selling	855,944	767,298	1,632,283	1,532,814
General and administrative	632,311	584,877	1,327,534	1,293,649
Total operating expenses	1,488,255	1,352,175	2,959,817	2,826,463

Income (loss) from operations	(74,160)	2,780,439	1,098,575	4,536,246

Other income (expense):
Interest income	194,460	8,314	345,732	21,621
Other income (expense) - net	3,620	(58,586)	(13,223)	12,736
Total other income (expense)	198,080	(50,272)	332,509	34,357

Income before provision for income taxes	123,920	2,730,167	1,431,084	4,570,603
Provision for income taxes	60,405	714,553	593,079	1,189,953

Net income	$63,515	$2,015,614	$838,005	$3,380,650

Net income per common and common equivalent share
Basic	$0.01	$0.30	$0.11	$0.53
Diluted	$0.01	$0.27	$0.10	$0.48

Weighted average number of common and common equivalent shares outstanding
Basic	7,861,438	6,621,099	7,849,803	6,427,187
Diluted	8,014,331	7,438,169	8,018,807	7,042,164

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2006	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$19,698,453	$15,291,739
Investments in marketable equity securities	--	75,034
Accounts receivable - net	5,381,457	12,708,684
Inventories	2,606,814	1,113,157
Prepaid expenses and other current assets	473,899	214,012
Deferred tax asset	139,445	215,647
Total current assets	28,300,068	29,618,273

Property, plant, and equipment - net	198,697	243,845
Other assets	44,467	44,467
TOTAL ASSETS	$28,543,232	$29,906,585

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,608,067	$ 5,159,020
Accrued expenses and other current liabilities	687,962	1,905,425
Total current liabilities	4,296,029	7,064,445

Commitments and contingencies

Shareholders' equity:
Preferred stock, 4,000,000 authorized shares, par value $.01; none issued	--	--
Common stock, 40,000,000 authorized shares, par value $.01; 8,424,931 and 8,397,031 shares issued at March 31, 2006 and September 30, 2005, respectively (including 563,493 held in treasury)	84,249	83,970
Paid-in capital	15,287,951	14,721,172
Retained earnings	9,728,162	8,890,157
	25,100,362	23,695,299
Less: Cost of shares in treasury	(853,159)	(853,159)
Total shareholders' equity	24,247,203	22,842,140

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,543,232	$29,906,585